EXHIBIT 99.1

For more information, please contact:

Investors and Shareholders
Alan Lindstrom
Cadence Design Systems, Inc.
408-944-7100
investor_relations@cadence.com

Media and Industry Analysts
Adolph Hunter
Cadence Design Systems, Inc.
408-914-6016
publicrelations@cadence.com

CADENCE REPORTS Q1 REVENUE OF $293 MILLION, UP 10% OVER Q1 2004

     SAN JOSE, Calif.—April 27, 2005—Cadence Design Systems, Inc. (NYSE: CDN) (Nasdaq: CDN) today reported first quarter, 2005 revenue of $293 million, an increase of 10 percent over the $266 million reported for the same period last year. On a GAAP basis, Cadence® recognized net income of $1.0 million, or $0.00 per share in the first quarter of 2005, compared to a net loss of $9 million, or $(0.03) per share, in the same period last year.

     In addition to using GAAP results in evaluating Cadence’s business, management believes it is useful to measure results using a non-GAAP measure of net income (loss), which excludes, as applicable, amortization of intangible assets and deferred compensation, in-process research and development charges, integration and other acquisition-related expenses, restructuring charges and equity in losses (income) from investments. Non-GAAP net income is adjusted by the amount of additional taxes or tax benefit that the company would accrue if it used non-GAAP results instead of GAAP results to calculate the company’s tax liability. See “GAAP to non-GAAP Reconciliation” below for further information on our non-GAAP measure.

     Using this non-GAAP measure, net income in the first quarter 2005 was $45 million, or $0.15 per share on a fully diluted basis as compared to $28 million, or $0.09 per share on a fully diluted basis, in the same period last year.

     “Once again this quarter, we executed to plan,” said Mike Fister, president and CEO of Cadence Design Systems, Inc. “Cadence performed well because of the strength of our technology, the diversity of our products and our relentless focus on what makes our customers successful.”

Business Highlights of Q1 2005

     Verification is a significant growth opportunity for Cadence. The company delivered solid results in this business segment in Q1. Incisive™ Palladium® II, Cadence’s processor-based emulator, continued the robust sales track it began when it was introduced to the market last quarter. Palladium II is being deployed by a wide spectrum of customers, including leaders in wireless, telecom and aerospace technologies. The acquisition of Verisity Ltd. was completed shortly after the close of the quarter, further strengthening Cadence’s ability to significantly improve time to market and design closure in an era of ever more complex chips.

     Continuing the positive momentum from previous quarters, the Cadence Encounter™ digital platform helped customers design faster, larger and more complex chips. Since Encounter GPS, Cadence’s global physical synthesis offering, was introduced last summer as part of the Encounter Platform, customers have completed more than 150 tapeouts. Encounter RTL Compiler added more than 20 new customers during the quarter.

     Results in Q1 also demonstrated the depth of Cadence’s broad product lines, including custom and analog chip design and in our Silicon-Package-Board business.

     “In the current environment, reputation and relationships become key elements in closing business,” said Fister. “We will continue to seek out opportunities for growth in our core businesses through technology innovation, new business and pricing models, and expanding into adjacencies such as verification and manufacturability.”

     Added Bill Porter, senior vice president and chief financial officer: “I am pleased Cadence continued to grow revenue, and improve profitability and cash flow.”

The following statements are based on current expectations. These statements are forward looking, and actual results may differ materially. These statements do not include the impact of any mergers, acquisitions or other business combinations that may be completed after April 27, 2005.

Business Outlook

     For the second quarter of 2005, the company expects total revenue in the range of $300 million to $310 million. Second quarter GAAP earnings per fully diluted share are expected to be in the range of $0.01 to $0.03. Diluted earnings per share using the non-GAAP measure defined below are expected to be in the range of $0.14 to $0.16.

     For the full year 2005, the company expects total revenue in the range of $1.24 billion to $1.30 billion. On a GAAP basis, net income per fully diluted share for fiscal 2005 is expected in the range of $0.27 to $0.35. Using the non-GAAP measure defined below, fully diluted earnings per share for fiscal 2005 are expected to be in the range of $0.73 to $0.81.

     A schedule showing a reconciliation of the business outlook from GAAP net income (loss) and diluted net income (loss) per share to the non-GAAP net income (loss) and diluted net income (loss) per share is included with this release.

Audio Webcast Scheduled

     Cadence Design Systems, Inc.’s Ray Bingham, executive chairman of the board, Mike Fister, president and chief executive officer, and Bill Porter, chief financial officer, will host a first quarter 2005 financial results audio webcast today, April 27, 2005, at 2 p.m. (Pacific)

/ 5 p.m. (Eastern). Attendees are asked to register at the Web site at least 10 minutes prior to the scheduled webcast. An archive of the webcast will be available starting April 27, 2005 at 5 p.m. Pacific time and ending at 5 p.m. Pacific time on May 4, 2005. Webcast access is available at www.cadence.com/company/investor_relations.

About Cadence

     Cadence (NYSE and NASDAQ:CDN) enables global electronic design innovation and plays an essential role in the creation of today’s integrated circuits and electronics. Customers use Cadence software and hardware, methodologies, and services to make advanced semiconductors, consumer electronics, networking and telecommunications equipment, and computer systems. Cadence reported 2004 revenues of approximately $1.2 billion, and has approximately 4,700 employees. The company is headquartered in San Jose, Calif., with sales offices, design centers, and research facilities around the world to serve the global electronics industry. More information about the company, its products, and services is available at www.cadence.com.

Cadence, the Cadence logo, Palladium and Verisity are registered trademarks, and Encounter and Incisive are trademarks of Cadence Design Systems, Inc. All other trademarks are the property of their respective owners.

The statements contained above regarding the company’s first quarter 2005 results, those contained in the Business Outlook section above and the statements by Mike Fister and Bill Porter include forward looking statements based on current expectations or beliefs, as well as a number of preliminary assumptions about future events that are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward looking statements. Readers are cautioned not to put undue reliance on these forward looking statements, which are not a guarantee of future performance and are subject to a number of uncertainties and other factors, many of which are outside Cadence’s control, including, among others: Cadence’s ability to compete successfully in the design automation product and the commercial electronic design and methodology services industries; the mix of products and services sold and the timing of significant orders for its products; economic uncertainty; fluctuations in rates of exchange between the U.S. dollar and the currencies of other countries in which Cadence does business; and the acquisition of other companies or the failure to successfully integrate those it acquires.

For a detailed discussion of these and other cautionary statements, please refer to the company’s filings with the Securities and Exchange Commission. These include the company’s Annual Report on Form 10-K for the year ended January 1, 2005.

GAAP to non-GAAP Reconciliation

     Cadence management evaluates and makes operating decisions using various operating measures. These measures are generally based on the revenues of its product, maintenance and services business operations and certain costs of those operations, such as cost of revenues, research and development, sales and marketing and general and administrative expenses. One such measure is non-GAAP net income (loss), which is a non-GAAP financial measure under Section 101 of Regulation G under the Securities Exchange Act of 1934, as amended. This measure consists of GAAP net income (loss) excluding, as applicable, amortization of intangible assets and deferred compensation, in-process research and development charges, integration and other acquisition-related expenses, restructuring charges (severance and benefits, excess facilities and asset-related restructuring charges) and equity in losses (income) from investments. Intangible assets consist primarily of purchased technology, backlog, patents, trademarks, distribution rights, customer contracts and related relationships and non-compete agreements. Non-GAAP net income (loss) is adjusted by the amount of additional taxes or tax benefit that the company would accrue if it used non-GAAP results instead of GAAP results to calculate the company’s tax liability.

     Management believes it is useful in measuring Cadence’s operations to exclude amortization of intangibles, deferred compensation, in-process research and development and acquisition-related expenses because these costs are primarily fixed at the time of an acquisition and generally cannot be changed by management in the short term. Management believes that it also is useful to exclude restructuring costs. Cadence has dramatically reduced the size of its design services business and portions of its product and maintenance businesses over the past several years. As a result, in 2001, 2002 and 2003, Cadence’s GAAP statements of operations have included significant charges relating to such restructurings. Cadence believes that in measuring its operations it is useful to exclude such restructuring costs because the company’s level of restructuring activities is expected to significantly decrease in the foreseeable future. Management also believes it is useful to exclude the equity in losses (income) from investments and investment write-downs, as these costs are not part of the company’s direct cost of operations. Rather, these are non-operating costs that are included in other income (expense) and are part of the company’s investment activities.

     Management believes that non-GAAP net income (loss) provides useful supplemental information to management and investors regarding the performance of the company’s business operations and facilitates comparisons to our historical operating results. Management also uses this information internally for forecasting and budgeting. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures contained within this press release with their most directly comparable GAAP financial results.

     The following table reconciles the specific items excluded from GAAP in the calculation of non-GAAP net income for the periods shown below:

Statement of Operations Reconciliation	Quarter Ended
	April 2, 2005	April 3, 2004
(in thousands)
Net income (loss) on a GAAP basis	$1,023	$(8,755)
Amortization of intangible assets	25,661	26,158
Amortization of deferred compensation	11,357	4,033
Restructuring and other charges	17,489	5,435
Integration and other acquisition-related expenses	660	825
Equity in losses from investments, gain on Non-Qualified Deferred Compensation plan assets	4,097	12,309
Tax effect	(15,318)	(12,229)
Net income on a non-GAAP basis	$44,969	$27,776

Statement of Operations Reconciliation per Share	Quarter Ended
	April 2, 2005	April 3, 2004
(in thousands, except per share data)
Diluted net income (loss) per share on a GAAP basis	$0.00	$(0.03)
Amortization of intangible assets	0.08	0.09
Amortization of deferred compensation	0.04	0.01
Restructuring and other charges	0.06	0.02
Integration and other acquisition-related expenses	- - - -	- - - -
Equity in losses from investments, gain on Non-Qualified Deferred Compensation plan assets	0.01	0.04
Tax effect	(0.04)	(0.04)
Diluted net income per share on a non-GAAP basis	$0.15	$0.09
Shares used in calculation of net income —GAAP	307,354	271,477
Shares used in calculation of net income —non-GAAP (A)	307,354	307,708

(A)	Shares used in the calculation of GAAP earnings per share are expected to be the same as shares used in the calculation of non-GAAP earnings per share except when the company reports a GAAP loss and non-GAAP income, or GAAP income and a non-GAAP loss.

Investors are encouraged to look at GAAP results as the best measure of financial performance. For example, amortization of intangibles or amortization of deferred compensation or in-process technology are important to consider because they may represent initial expenditures that under GAAP are reported across future fiscal periods. Likewise, deferred compensation expense is an obligation of the company that should be considered. Restructuring charges can be triggered by acquisitions or product adjustments as well as overall company performance within a given business environment. All of these metrics are important to financial performance generally.

Though Cadence management finds its non-GAAP measure useful in evaluating the performance of Cadence’s business, its reliance on this measure is limited because items excluded from such measures often have a material effect on Cadence’s earnings and earnings per share calculated in accordance with GAAP. Therefore, Cadence management typically uses its non-GAAP earnings and earnings per share measures in conjunction with GAAP earnings and earnings per share measures, to address these limitations.

Cadence believes that presenting its non-GAAP measure of earnings and earnings per share provides investors with an additional tool for evaluating the performance of the company’s business, which management uses in its own evaluation of performance, and an additional base line for assessing the future earnings potential of the company. While the GAAP results are more complete, the company prefers to allow investors to have this supplemental measure since, with reconciliation to GAAP, it may provide additional insight into our financial results.

Cadence expects that its corporate representatives will meet privately during the quarter with investors, the media, investment analysts and others. At these meetings, Cadence may reiterate the Business Outlook published in this press release. At the same time, Cadence will keep this press release, including the outlook, publicly available on its Web site.

Prior to the start of the Quiet Period (described below), the public may continue to rely on the Business Outlook contained herein as still being Cadence’s current expectations on matters covered unless Cadence publishes a notice stating otherwise.

Beginning June 17, 2005, Cadence will observe a “Quiet Period” during which the Business Outlook as provided in this press release and the company’s most recent annual report on Form 10-K no longer constitute the company’s current expectations. During the Quiet Period, the Business Outlook in these documents should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to update by the company. During the Quiet Period, Cadence representatives will not comment on Cadence’s business outlook or its financial results or expectations. The Quiet Period will extend until the day when Cadence’s Second Quarter 2005 Earnings Release is published, currently scheduled for July 27, 2005.

# # #

Cadence Design Systems, Inc.
Condensed Consolidated Balance Sheets
April 2, 2005 and January 1, 2005
(In thousands)

	April 2, 2005	January 1, 2005
	(Unaudited)
Current Assets:
Cash and cash equivalents	$656,820	$448,517
Short-term investments	26,507	144,491
Receivables, net of allowances of $11,026 and $12,734, respectively	289,076	384,114
Inventories	19,774	20,481
Prepaid expenses and other	79,900	72,312

Total current assets	1,072,077	1,069,915

Property, plant and equipment, net	386,583	390,367
Goodwill	1,013,040	995,065
Acquired intangibles, net	171,977	195,655
Installment contract receivables, net	99,556	96,038
Other assets	232,942	242,799

Total Assets	$2,976,175	$2,989,839

Current Liabilities:
Accounts payable and accrued liabilities	$229,649	$277,992
Current portion of deferred revenue	253,837	270,966

Total current liabilities	483,486	548,958

Long-term Liabilities:
Long-term portion of deferred revenue	18,863	20,847
Convertible notes	420,000	420,000
Other long-term liabilities	308,597	300,064

Total long-term liabilities	747,460	740,911

Stockholders’ Equity	1,745,229	1,699,970

Total Liabilities and Stockholders’ Equity	$2,976,175	$2,989,839

Cadence Design Systems, Inc.
Condensed Consolidated Statements of Operations
For the Quarters Ended April 2, 2005 and April 3, 2004
(In thousands, except per share amounts)
(Unaudited)

	Quarters Ended
	April 2, 2005	April 3, 2004
Revenue:
Product	$173,409	$154,737
Services	32,443	32,364
Maintenance	86,685	78,623

Total revenue	292,537	265,724

Costs and Expenses:
Cost of product	21,933	18,514
Cost of services	22,488	23,099
Cost of maintenance	14,267	13,705
Marketing and sales	79,694	81,223
Research and development	90,386	87,151
General and administrative	25,933	20,004
Amortization of acquired intangibles	10,611	15,910
Deferred compensation expense	11,357	4,033
Restructuring and other charges	17,489	5,435

Total costs and expenses	294,158	269,074

Loss from operations	(1,621)	(3,350)

Interest expense	(1,381)	(1,557)
Other income (expense), net	4,507	(6,318)

Income (loss) before provision (benefit) for income taxes	1,505	(11,225)

Provision (benefit) for income taxes	482	(2,470)

Net income (loss)	$1,023	$(8,755)

Basic net income (loss) per share	$0.00	$(0.03)

Diluted net income (loss) per share	$0.00	$(0.03)

Weighted average common shares outstanding	274,201	271,477

Weighted average common and potential common shares outstanding-assuming dilution	307,354	271,477

Cadence Design Systems, Inc.
Condensed Consolidated Statements of Cash Flows
For the Three Months Ended April 2, 2005 and April 3, 2004
(In thousands)
(Unaudited)

	Quarter Ended
	April 2,	April 3,
	2005	2004
Cash and Cash Equivalents at Beginning of Period	$448,517	$309,175

Cash Flows from Operating Activities:
Net income (loss)	1,023	(8,755)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	44,354	45,359
Deferred compensation	11,357	4,033
Equity in loss from investments, net	2,446	6,263
Gain on investments, net	(10,161)	(683)
Write-down of investment securities	6,193	1,924
Non-cash restructuring and other charges	1,352	—
Tax benefits from employee stock transactions	—	435
Deferred income taxes	(2,591)	—
Proceeds from the sale of receivables	40,933	5,149
Provisions for losses on trade accounts receivable and sales returns	(1,774)	1,000
Other non-cash items	—	676
Changes in operating assets and liabilities, net of effect of acquired and disposed businesses:
Receivables	80,851	8,316
Inventories	707	(9,114)
Prepaid expenses and other	(1,807)	(2,024)
Installment contract receivables	(35,147)	20,194
Other assets	407	5,309
Accounts payable and accrued liabilities	(60,552)	(14,554)
Deferred revenue	(15,595)	1,000
Other long-term liabilities	4,997	(4,868)

Net cash provided by operating activities	66,993	59,660

Cash Flows from Investing Activities:
Proceeds from sale of available-for-sale securities	9,953	3,557
Proceeds from sale of short-term investments	289,225	167,380
Purchases of short-term investments	(180,975)	(213,030)
Proceeds from the sale of long-term investments	4,607	3,328
Purchases of property, plant and equipment	(19,587)	(17,829)
Purchases of software licenses	—	(650)
Investment in venture capital partnerships and equity investments	(2,430)	(5,653)
Cash paid in business combinations	(1,411)	—

Net cash provided by (used for) investing activities	99,382	(62,897)

Cash Flows from Financing Activities:
Principal payments on capital leases	(27)	(212)
Payment of convertible notes issuance costs	—	(2,081)
Proceeds from issuance of common stock	39,589	40,361

Net cash provided by financing activities	39,562	38,068

Effect of exchange rate changes on cash and cash equivalents	2,366	1,894

Increase in cash and cash equivalents	208,303	36,725

Cash and Cash Equivalents at End of Period	$656,820	$345,900

Cadence Design Systems, Inc.
As of April 27, 2005
Impact of Non-GAAP Adjustments on Forward Looking Diluted Net Income per Share
(Unaudited)

	Quarter ended	Year ended
	July 2, 2005	December 31, 2005
	Forecast	Forecast
Diluted net income per share on a GAAP basis	$0.01 to $0.03	$0.27 to $0.35

Amortization of intangible assets	0.09	0.33
Deferred compensation expense	0.02	0.10
Restructuring and other charges	0.02	0.08
In-process research and development charges	0.05	0.05
Integration and other acquisition-related expenses	—	0.01
Equity in losses from investments	—	0.02
Tax effect	(0.05)	(0.13)

Diluted net income per share on a non-GAAP basis	$0.14 to $0.16	$0.73 to $0.81

Cadence Design Systems, Inc.
As of April 27, 2005
Impact of Non-GAAP Adjustments on Forward Looking Net Income
(Unaudited)

	Quarter ended	Year ended
	July 2, 2005	December 31, 2005
($ in Millions)	Forecast	Forecast
Net income on a GAAP basis	$2 to $8	$83 to $109

Amortization of intangible assets	28	102
Deferred compensation expense	8	33
Restructuring and other charges	6	25
In-process research and development charges	17	17
Integration and other acquisition-related expenses	1	3
Equity in losses from investments	1	7
Tax effect	(17)	(42)

Net income on a non-GAAP basis	$46 to $52	$228 to $254

Cadence Design Systems, Inc.
(Unaudited)

Revenue Mix by Geography (% of Total Revenue)

	2003					2004					2005
GEOGRAPHY	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year	Q1

North America	55%	54%	59%	64%	58%	53%	57%	56%	45%	52%	46%
Europe	17%	15%	19%	16%	17%	16%	19%	20%	30%	22%	16%
Japan	20%	22%	13%	13%	17%	22%	14%	15%	14%	16%	30%
Asia	8%	9%	9%	7%	8%	9%	10%	9%	11%	10%	8%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

Revenue Mix by Product Group (% of Total Revenue)

	2003					2004					2005
PRODUCT GROUP	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year	Q1

Functional Verification	20%	18%	18%	20%	19%	20%	20%	18%	19%	19%	20%
Digital IC Design	24%	22%	27%	20%	23%	25%	21%	24%	27%	24%	26%
Custom IC Design	27%	28%	27%	27%	27%	27%	24%	27%	27%	27%	24%
Design for Manufacturing	9%	10%	7%	13%	10%	6%	9%	12%	8%	9%	9%
System Interconnect	8%	9%	8%	10%	9%	10%	9%	8%	9%	9%	10%
Services & Other	12%	13%	13%	10%	12%	12%	17%	11%	10%	12%	11%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

Note: Product Group total revenue includes Product + Maintenance